Exhibit 99.1

Contacts:  David Holmes – Investors
KCI
(210) 255-6892

Elliot Sloane – Media
Sloane & Company
(212) 446-1860

KINETIC CONCEPTS REPORTS SECOND QUARTER AND
FIRST HALF 2006 FINANCIAL RESULTS

Second Quarter Highlights

      -  Net earnings increased 17% to $46.6 million
      -  Net earnings per diluted share increased 17% to $0.63 per share
      -  U.S. V.A.C. revenue increased 12% to $193.4 million
      -  Total revenue increased 12% to $330.0 million
      -  Incremental stock-based compensation expense under FAS 123-R reduced net earnings growth by 5%

First Half Highlights

      -  Net earnings increased 24% to $95.1 million
      -  Net earnings per diluted share increased 24% to $1.30 per share
      -  U.S. V.A.C. revenue increased 17% to $379.5 million
      -  Total revenue increased 13% to $649.3 million
      -  Incremental stock-based compensation expense under FAS 123-R reduced net earnings growth by 5%

San Antonio, Texas, July 31, 2006 – Kinetic Concepts, Inc. (NYSE: KCI) today reported second quarter 2006 total revenue of $330.0 million, an increase of 12% from the second quarter of 2005.  Total revenue for the first half of 2006 was $649.3 million, a 13% increase from the prior-year period.  Foreign currency exchange movements favorably impacted total revenue for the second quarter of 2006 by 1% compared to the corresponding period of the prior year, but did not impact first half revenue results significantly.

Net earnings for the second quarter of 2006 were $46.6 million, up 17%, compared to $39.8 million for the same period one year ago.  Net earnings per diluted share for the second quarter of 2006 were $0.63, compared to $0.54 for the same period in the prior year, an increase of 17%.

For the first half of 2006, net earnings were $95.1 million, up 24% from the prior-year period.  Net earnings per diluted share for the first six months of 2006 were $1.30, an increase of 24% from the same period one year ago.

“The fundamentals of our business remain strong,” said Dennert O. Ware, President and Chief Executive Officer of KCI. “In the second quarter, we faced challenges resulting from significant business litigation, lower homecare reimbursement and increased marketing of unproven competing therapies.  Despite these challenges, we delivered revenue growth both sequentially and year-over-year. We believe that our innovative and effective products, supported by our clinically-focused sales and service team and backed by industry leading medical research, help caregivers and payers achieve improved patient outcomes at a lower overall cost of care.”

Revenue Recap – Second Quarter and First Half of 2006

Domestic revenue was $238.6 million for the second quarter and $471.3 million for the first six months of 2006, representing an increase of 10% and 14%, respectively, from the prior year due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related disposables.  Domestic V.A.C. revenue of $193.4 million for the 2006 second quarter increased 12% from the prior-year period, due to higher V.A.C. rental units in use partly offset by lower realized pricing.  The year-to-year unit growth was broad-based, with increased unit volume across all care settings.  Lower realized V.A.C. pricing resulted from lower canister reimbursement rates under Medicare Part B combined with higher homecare receivable reserves related primarily to invoices/claims greater than one year old.

International revenue of $91.4 million for the second quarter and $178.0 million for the first half of 2006 increased 18% and 11%, respectively, compared to the prior year due to increased V.A.C. revenue.  International V.A.C. revenue of $62.7 million for the second quarter and $119.6 million for the first half of 2006 increased 28% and 26%, respectively, compared to the same periods of the prior year due primarily to higher unit volume.  International surfaces revenue for the second quarter of 2006 was comparable to the prior year, while surfaces revenue for the first half of 2006 declined $6.8 million, or 10%.  The year-to-date decline in international surfaces revenue was due in large part to a $5.1 million sale in the first quarter of 2005 to the Canadian Government.  In addition, unfavorable foreign currency exchange movements negatively impacted first-half 2006 international surfaces revenue by $1.3 million compared to the prior-year period.  In total, foreign currency exchange movements favorably impacted international revenue by 3% in the second quarter while negatively impacting first-half 2006 international revenue by 1%.

Worldwide V.A.C. revenue was approximately $256.1 million for the second quarter of 2006 and $499.1 million for the first half of 2006, representing increases of 16% and 19%, respectively, due to increased rental and sales volumes for V.A.C. partly offset by lower price realization on unit placements.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by 1% compared to the second quarter of the prior year, but did not have a significant impact on overall V.A.C. revenue for the first six months of 2006.  The growth in V.A.C. revenue stemmed from volume increases driven by our continued focus on selling and marketing efforts, partly offset by lower U.S. homecare reimbursement for V.A.C. canisters and higher homecare receivable reserves.

Worldwide surfaces revenue was $73.9 million for the second quarter of 2006, up 1% from the prior-year period.  Worldwide surfaces revenue for the first six months of 2006 was $150.2 million, a $5.6 million, or 4% decline from the first half of 2005, of which $5.1 million was attributable to the prior-year sale to the Canadian government as noted previously.  Foreign currency exchange movements favorably impacted worldwide surfaces revenue by 1% for the second quarter while unfavorably impacting first half surfaces revenue by 1%.  Domestic surfaces revenue for the second quarter and first six months of 2006 each increased 1% from the same periods one year ago.

Gross Profit Margin

Gross profit for the second quarter and first six months of 2006 was $152.6 million and $302.8 million, respectively, representing increases of 12% and 15% from the same periods of the prior year.  Gross profit margin for the current quarter was negatively impacted by lower homecare reimbursement for V.A.C. canisters and increased homecare receivable reserve levels, which had the effect of reducing revenue growth in the period.  In addition, field sales and service costs increased as a percent of revenue during the period.

In addition, KCI has historically presented licensing fees associated with our Rental Revenue in Rental Expenses and licensing fees associated with our Sales Revenue in Selling, General and Administrative (“SG&A”) Expenses.  Effective with the second quarter of 2006, we have reclassified licensing fees associated with our Sales Revenue from SG&A Expenses to Cost of Sales for each of the periods presented in this release.  The reclassification had the affect of reducing our gross profit margin for each of the quarters ended June 30, 2006 and June 30, 2005 by 2.1%.  We believe that this presentation is more consistent with current industry practice for the reporting of licensing fees and, therefore, provides more comparable financial information.  We have also provided a tabular presentation of this change for each of the periods presented herein and each of the last five annual periods for comparison purposes.

Legal Expenses

As compared to the prior-year period, second quarter 2006 SG&A expenses include an additional $3.5 million related to our patent litigation case.  Legal costs are expensed as incurred.

Stock-Based Compensation

During the second quarter and first six months of 2006, the Company recorded stock-based compensation expense totaling approximately $4.4 million and $7.4 million, respectively, before income taxes, or $0.04 and $0.07, respectively, per diluted share, under the provisions of Statement of Financial Accounting Standards No. 123R.  Prior to 2006, the Company accounted for stock-based compensation under Accounting Principles Board Opinion No. 25.

Income Tax Rate

The effective income tax rate for the second quarter of 2006 was 30.0% compared to 34.5% for the same period in 2005.  The income tax rate reduction was primarily attributable to the favorable resolution of two foreign tax contingencies during the period.  Going forward, we expect our effective tax rate to be in the 33% - 35% range.

Outlook

The following guidance is based on current information and expectations as of July 31, 2006:

KCI is reaffirming its projections for 2006 total revenue of $1.34 – $1.39 billion based on continued demand for its V.A.C. negative pressure wound therapy devices and related supplies.  The Company is also reaffirming its projections for net earnings per diluted share for 2006 of $2.59 – $2.69 per share, based upon a weighted average diluted share estimate of 73.5 – 74.5 million shares.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. eastern daylight time today, Monday, July 31, 2006.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-314-9013
International Dial-in Number:	+617-213-8053
Participant Code:	55354989

This call is being webcast by CCBN and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Web cast – Q2 2006 Kinetic Concepts Earnings Call.  The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com and institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).  An archive of the webcast will be available at http://www.kci1.com/investor/index.asp until July 30, 2007.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  It is currently expected that a business outlook update will not be announced until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  However, although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces.  We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care.  Our advanced wound care systems incorporate our proprietary Vacuum Assisted Closure®, or V.A.C.®, technology, which has been demonstrated clinically to help promote wound healing and can help reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to prevent skin breakdown and assist caregivers in the safe and dignified handling of obese patients.  We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings, including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue and earnings growth objectives.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties which could cause us to fail to achieve our current financial projections and other expectations, such as a change in the demand for the V.A.C. resulting from increased competition, a change in payer reimbursement policies, our ability to protect our intellectual property rights and general economic conditions. All information set forth in this release and its attachments is as of July 31, 2006.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2006, which will be filed with the SEC in early August 2006.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,			Six months ended June 30,
			%			%
	2006	2005	Change	2006	2005	Change
Revenue:
Rental	$ 236,789	$ 211,049	12.2%	$ 463,766	$ 406,985	14.0%
Sales	93,254	83,162	12.1	185,522	167,198	11.0
	_______	_______		_______	_______
Total revenue	330,043	294,211	12.2	649,288	574,183	13.1

Rental expenses	149,101	131,141	13.7	289,518	258,252	12.1
Cost of sales	28,336	27,409	3.4	56,968	53,723	6.0
	_______	_______		_______	_______
Gross profit	152,606	135,661	12.5	302,802	262,208	15.5

Selling, general and administrative expenses	72,785	61,997	17.4	140,625	116,620	20.6
Research and development expenses	8,471	6,763	25.3	15,882	12,973	22.4
	_______	_______		_______	_______
Operating earnings	71,350	66,901	6.7	146,295	132,615	10.3

Interest income	1,145	498	129.9	2,127	1,018	108.9
Interest expense	(5,233)	(5,449)	4.0	(9,974)	(12,909)	22.7
Foreign currency loss	(645)	(1,240)	48.0	(378)	(3,258)	88.4
	_______	_______		_______	_______

Earnings before income taxes	66,617	60,710	9.7	138,070	117,466	17.5

Income taxes	19,986	20,945	(4.6)	42,922	40,526	5.9
	_______	_______		_______	_______

Net earnings	$ 46,631	$ 39,765	17.3%	$ 95,148	$ 76,940	23.7%
	_______	_______		_______	_______
Net earnings per share:
Basic	$ 0.65	$ 0.57	14.0%	$ 1.34	$ 1.11	20.7%
	_______	_______		_______	_______
Diluted	$ 0.63	$ 0.54	16.7%	$ 1.30	$ 1.05	23.8%
	_______	_______		_______	_______
Weighted average shares outstanding:
Basic	71,385	69,271	3.1%	71,028	69,048	2.9%
	_______	_______		_______	_______
Diluted	73,586	73,026	0.8%	73,431	72,958	0.6%
	_______	_______		_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005

Assets:
Current assets:
Cash and cash equivalents	$ 157,003	$ 123,383
Accounts receivable, net	298,511	281,890
Inventories, net	39,256	28,429
Deferred income taxes	28,395	26,447
Prepaid expenses and other current assets	23,648	16,908
	_______	_______
Total current assets	546,813	477,057

Net property, plant and equipment	198,063	192,243
Debt issuance costs, less accumulated amortization
of $14,065in 2006 and $12,709 in 2005	6,189	7,545
Deferred income taxes	8,382	6,895
Goodwill	49,369	49,369
Other non-current assets, less accumulated amortization
of $9,515in 2006 and $9,310 in 2005	30,804	29,002
	_______	_______
	$ 839,620	$ 762,111
	_______	_______
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$ 41,982	$ 43,853
Accrued expenses and other	155,024	170,695
Current installments of long-term debt	1,649	1,769
Income taxes payable	35,793	18,619
	_______	_______
Total current liabilities	234,448	234,936

Long-term debt, net of current installments	242,696	292,726
Deferred income taxes	26,759	30,622
Other non-current liabilities	10,441	12,361
	_______	_______
	514,344	570,645

Shareholders' equity:
Common stock; authorized 225,000 at 2006 and 2005;
issued and outstanding 71,818 at 2006 and 70,307 at 2005	72	70
Preferred stock; authorized 50,000 at 2006 and 2005;
issued and outstanding 0 at 2006 and 2005	-	-
Additional paid-in capital	575,965	557,468
Deferred compensation	-	(6,880)
Retained deficit	(270,768)	(365,916)
Accumulated other comprehensive income	20,007	6,724
	_______	_______
Shareholders' equity	325,276	191,466
	_______	_______
	$ 839,620	$ 762,111
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$ 95,148	$ 76,940
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	38,017	33,782
Provision for uncollectible accounts receivable	5,865	8,537
Amortization of deferred gain on sale of headquarters facility	(535)	(535)
Write-off of deferred debt issuance costs	734	1,421
Stock-based compensation expense	7,403	611
Tax benefit related to exercise of stock options	-	16,956
Excess tax benefit from share-based payment arrangements	(18,744)	(16,956)
Change in assets and liabilities:
Increase in accounts receivable, net	(19,812)	(11,949)
Decrease (increase) in inventories, net	(10,382)	1,398
Increase in current deferred income taxes	(1,948)	(317)
Increase in prepaid expenses and other current assets	(7,992)	(4,670)
Decrease in accounts payable	(1,587)	(4,081)
Decrease in accrued expenses and other	(15,337)	(4,401)
Increase in income taxes payable	36,958	37,390
Decrease in non-current deferred income taxes, net	(4,912)	(4,106)
	_______	_______
Net cash provided by operating activities	102,876	130,020
	_______	_______
Cash flows from investing activities:
Additions to property, plant and equipment	(33,709)	(29,961)
Increase in inventory to be converted into equipment
for short-term rental	(4,200)	(2,200)
Dispositions of property, plant and equipment	918	759
Increase in other non-current assets	(2,032)	(447)
	_______	_______
Net cash used by investing activities	(39,023)	(31,849)
	_______	_______
Cash flows from financing activities:
Repayments of long-term debt, capital lease and other obligations	(50,933)	(75,814)
Excess tax benefits from share-based payment arrangements	18,744	-
Proceeds from exercise of stock options	7,442	5,209
Purchase of immature shares for minimum tax withholdings	(11,307)	-
Proceeds from purchase of stock in ESPP and other	2,231	2,131
	_______	_______
Net cash used by financing activities	(33,823)	(68,474)
	_______	_______
Effect of exchange rate changes on cash and cash equivalents	3,590	(3,891)
	_______	_______
Net increase in cash and cash equivalents	33,620	25,806
Cash and cash equivalents, beginning of period	123,383	124,366
	_______	_______
Cash and cash equivalents, end of period	$ 157,003	$ 150,172
	_______	_______
Cash paid during the six months for:
Interest, net of cash received from interest rate swap agreements	$ 8,452	$ 10,580
Income taxes, net of refunds	$ 13,496	$ 4,910

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended June 30,
			Variance
	2006	2005	$	%
Total Revenue:
V.A.C.
Rental	$ 174,747	$ 150,247	$ 24,500	16.3%
Sales	81,388	70,663	10,725	15.2
	_______	_______	______
Total V.A.C.	256,135	220,910	35,225	15.9

Therapeutic surfaces/other
Rental	62,042	60,802	1,240	2.0
Sales	11,866	12,499	(633)	(5.1)
	_______	_______	______
Total therapeutic surfaces/other	73,908	73,301	607	0.8

Total rental revenue	236,789	211,049	25,740	12.2
Total sales revenue	93,254	83,162	10,092	12.1
	_______	_______	______
Total Revenue	$ 330,043	$ 294,211	$ 35,832	12.2%
	_______	_______	_______

USA Revenue:
V.A.C.
Rental	$ 143,803	$ 126,761	$ 17,042	13.4%
Sales	49,608	45,253	4,355	9.6
	_______	_______	______
Total V.A.C.	193,411	172,014	21,397	12.4

Therapeutic surfaces/other
Rental	38,602	38,116	486	1.3
Sales	6,630	6,450	180	2.8
	_______	_______	______
Total therapeutic surfaces/other	45,232	44,566	666	1.5

Total USA rental	182,405	164,877	17,528	10.6
Total USA sales	56,238	51,703	4,535	8.8
	_______	_______	______
Total – USA Revenue	$ 238,643	$ 216,580	$ 22,063	10.2%
	_______	_______	_______

International Revenue:
V.A.C.
Rental	$ 30,944	$ 23,486	$ 7,458	31.8%
Sales	31,780	25,410	6,370	25.1
	_______	_______	______
Total V.A.C.	62,724	48,896	13,828	28.3

Therapeutic surfaces/other
Rental	23,440	22,686	754	3.3
Sales	5,236	6,049	(813)	(13.4)
	_______	_______	______
Total therapeutic surfaces/other	28,676	28,735	(59)	(0.2)

Total International rental	54,384	46,172	8,212	17.8
Total International sales	37,016	31,459	5,557	17.7
	_______	_______	______
Total – International Revenue	$ 91,400	$ 77,631	$ 13,769	17.7%
	_______	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Six months ended June 30,
			Variance
	2006	2005	$	%
Total Revenue:
V.A.C.
Rental	$ 340,179	$ 283,023	$ 57,156	20.2%
Sales	158,910	135,389	23,521	17.4
	_______	_______	______
Total V.A.C.	499,089	418,412	80,677	19.3

Therapeutic surfaces/other
Rental	123,587	123,962	(375)	(0.3)
Sales	26,612	31,809	(5,197)	(16.3)
	_______	_______	______
Total therapeutic surfaces/other	150,199	155,771	(5,572)	(3.6)

Total rental revenue	463,766	406,985	56,781	14.0
Total sales revenue	185,522	167,198	18,324	11.0
	_______	_______	______
Total Revenue	$ 649,288	$ 574,183	$ 75,105	13.1%
	_______	_______	_______

USA Revenue:
V.A.C.
Rental	$ 282,545	$ 238,910	$ 43,635	18.3%
Sales	96,953	84,667	12,286	14.5
	_______	_______	______
Total V.A.C.	379,498	323,577	55,921	17.3

Therapeutic surfaces/other
Rental	78,195	77,073	1,122	1.5
Sales	13,600	13,455	145	1.1
	_______	_______	______
Total therapeutic surfaces/other	91,795	90,528	1,267	1.4

Total USA rental	360,740	315,983	44,757	14.2
Total USA sales	110,553	98,122	12,431	12.7
	_______	_______	______
Total – USA Revenue	$ 471,293	$ 414,105	$ 57,188	13.8%
	_______	_______	_______

International Revenue:
V.A.C.
Rental	$ 57,634	$ 44,113	$ 13,521	30.7%
Sales	61,957	50,722	11,235	22.2
	_______	_______	______
Total V.A.C.	119,591	94,835	24,756	26.1

Therapeutic surfaces/other
Rental	45,392	46,889	(1,497)	(3.2)
Sales	13,012	18,354	(5,342)	(29.1)
	_______	_______	______
Total therapeutic surfaces/other	58,404	65,243	(6,839)	(10.5)

Total International rental	103,026	91,002	12,024	13.2
Total International sales	74,969	69,076	5,893	8.5
	_______	_______	______
Total – International Revenue	$ 177,995	$ 160,078	$ 17,917	11.2%
	_______	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Gross Profit Presentation – Sales Licensing Fees
(dollars in thousands)
(unaudited)

	Quarter ended	Quarter ended
	March 31,	March 31,	June 30,	September 30,	December 31,
	2006	2005	2005	2005	2005

Cost of sales – reported	$ 21,735	$ 20,781	$ 21,337	$ 22,564	$ 24,635
Licensing fees – sales revenue	6,897	5,533	6,072	7,109	7,038
	_______	_______	_______	_______	_______
Cost of sales – revised	$ 28,632	$ 26,314	$ 27,409	$ 29,673	$ 31,673
	_______	_______	_______	_______	_______

Gross profit – reported	$ 157,093	$ 132,080	$ 141,733	$ 153,624	$ 163,802
Licensing fees – sales revenue	(6,897)	(5,533)	(6,072)	(7,109)	(7,038)
	_______	_______	_______	_______	_______
Gross profit – revised	$ 150,196	$ 126,547	$ 135,661	$ 146,515	$ 156,764
	_______	_______	_______	_______	_______

Gross profit margin - revised	47.0%	45.2%	46.1%	46.9%	48.7%

Selling, general and administrative
expenses – reported	$ 74,737	$ 60,156	$ 68,069	$ 73,269	$ 78,127
Licensing fees – sales revenue	(6,897)	(5,533)	(6,072)	(7,109)	(7,038)
	_______	_______	_______	_______	_______
Selling, general and administrative
expenses - revised	$ 67,840	$ 54,623	$ 61,997	$ 66,160	$ 71,089
	_______	_______	_______	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Gross Profit Presentation – Sales Licensing Fees
For the years ended December31,
(dollars in thousands)
(unaudited)

	2005	2004	2003	2002	2001

Cost of sales – reported	$ 89,317	$ 70,780	$ 64,118	$ 51,824	$ 32,952
Licensing fees – sales revenue	25,752	20,181	13,198	8,158	4,875
	_______	_______	_______	_______	_______
Cost of sales – revised	$ 115,069	$ 90,961	$ 77,316	$ 59,982	$ 37,827
	_______	_______	_______	_______	_______

Gross profit – reported	$ 591,239	$ 474,091	$ 348,648	$ 255,115	$ 204,132
Licensing fees – sales revenue	(25,752)	(20,181)	(13,198)	(8,158)	(4,875)
	_______	_______	_______	_______	_______
Gross profit – revised	$ 565,487	$ 453,910	$ 335,450	$ 246,957	$ 199,257
	_______	_______	_______	_______	_______

Gross profit margin – revised	46.8%	45.7%	43.9%	42.5%	43.7%

Selling, general and administrative
expenses – reported	$ 279,621	$ 232,981	$ 175,619	$ 126,947	$ 102,184
Licensing fees – sales revenue	(25,752)	(20,181)	(13,198)	(8,158)	(4,875)
	_______	_______	_______	_______	_______
Selling, general and administrative
expenses – revised	$ 253,869	$ 212,800	$ 162,421	$ 118,789	$ 97,309
	_______	_______	_______	_______	_______